EXHIBIT 99.2

COMBINED FINANCIAL STATEMENTS

OSW Predecessor

As of December 31, 2018 and 2017 and for the years ended

December 31, 2018, 2017 and 2016

With Report of Independent Registered Public Accounting Firm

OSW Predecessor

Combined Financial Statements

Index to Combined Financial Statements

Report of Independent Registered Public Accounting Firm	3

Combined Financial Statements

Combined Balance Sheets	4
Combined Statements of Income	5
Combined Statements of Comprehensive Income	6
Combined Statements of Equity (Deficit)	7
Combined Statements of Cash Flows	8
Notes to Combined Financial Statements	10

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Nemo Investor Aggregator, Limited

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of OSW Predecessor, which comprises the combined net assets and operations of certain subsidiaries of Nemo Investor Aggregator, Limited, as described in Note 1, (the Company) as of December 31, 2018 and 2017, the related combined statements of income, comprehensive income, equity (deficit) and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Miami, Florida

March 25, 2019

OSW Predecessor

Combined Balance Sheets

(in thousands)

	December 31,
ASSETS	2018	2017
CURRENT ASSETS:
Cash and cash equivalents	$15,302	$8,671
Accounts receivable, net	25,352	23,263
Inventories	32,265	25,299
Prepaid expenses	6,617	4,818
Other current assets	1,424	1,037

Total current assets	80,960	63,088

Property and equipment, net	16,239	17,372

Goodwill	33,864	33,864

OTHER ASSETS:
Note receivable due from affiliate of Parent	—	6,733
Intangible assets, net	131,517	135,038
Deferred tax assets	4,265	4,461
Other non-current assets	5,814	6,516

Total other assets	141,596	152,748

Total assets	$272,659	$267,072

LIABILITIES AND EQUITY (DEFICIT)
LIABILITIES:
Accounts payable	$7,595	$5,864
Accounts payable – related parties	6,553	10,203
Accrued expenses	27,211	19,513
Income taxes payable	670	1,179
Other current liabilities	1,210	406

Total current liabilities	43,239	37,165
Deferred rent	645	443
Deferred tax liabilities	—	197
Income tax contingency	3,918	3,986
Long-term debt	352,440	—

Total liabilities	400,242	41,791

EQUITY (DEFICIT):
Net Parent investment	(130,520)	221,041
Accumulated other comprehensive loss	(649)	(356)

Total Parent (deficit) equity	(131,169)	220,685

Noncontrolling interest	3,586	4,596

Total (deficit) equity	(127,583)	225,281

Total liabilities and (deficit) equity	$272,659	$267,072

OSW Predecessor

Combined Statements of Income

(in thousands)

	Year Ended December 31,
	2018	2017	2016
REVENUES:
Service revenues	$410,927	$383,686	$362,698
Product revenues	129,851	122,999	113,586

Total revenues	540,778	506,685	476,284

COST OF REVENUES AND OPERATING EXPENSES:
Cost of services	352,382	332,360	318,001
Cost of products	110,793	107,990	106,259
Administrative	9,937	9,222	10,432
Salary and payroll taxes	15,624	15,294	14,454
Amortization of intangible assets	3,521	3,521	3,521

Total cost of revenues and operating expenses	492,257	468,387	452,667

Income from operations	48,521	38,298	23,617

OTHER INCOME (EXPENSE), NET:
Interest expense	(34,099)	—	—
Interest income	238	408	340
Other income (expense)	171	(217)	(178)

Total other income (expense), net	(33,690)	191	162

Income before provision for income taxes	14,831	38,489	23,779
PROVISION FOR INCOME TAXES	1,088	5,263	5,615

Net income	13,743	33,226	18,164
Net income attributable to noncontrolling interest	3,857	2,109	3,261

Net income attributable to Parent	$9,886	$31,117	$14,903

OSW Predecessor

Combined Statements of Comprehensive Income

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Net income	$13,743	$33,226	$18,164
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(293)	369	(655)

Total other comprehensive income (loss), net of tax	(293)	369	(655)

Comprehensive income	13,450	33,595	17,509
Comprehensive income attributable to noncontrolling interest	3,857	2,109	3,261

Comprehensive income attributable to Parent	$9,593	$31,486	$14,248

The accompanying notes are an integral part of the combined financial statements.

OSW Predecessor

Combined Statements of Equity (Deficit)

(in thousands)

	Parent Equity (Deficit)
	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Parent Equity (Deficit)	Non- Controlling Interest	Total Equity (Deficit)
BALANCE, December 31, 2015	$247,426	$(70)	$247,356	$4,991	$252,347
Net income	14,903	—	14,903	3,261	18,164
Distributions to noncontrolling interest	—	—	—	(1,159)	(1,159)
Net distributions to Parent and its affiliates	(23,833)	—	(23,833)	—	(23,833)
Foreign currency translation adjustment	—	(655)	(655)	—	(655)

BALANCE, December 31, 2016	238,496	(725)	237,771	7,093	244,864

Net income	31,117	—	31,117	2,109	33,226
Distributions to noncontrolling interest	—	—	—	(4,606)	(4,606)
Net distributions to Parent and its affiliates	(48,572)	—	(48,572)	—	(48,572)
Foreign currency translation adjustment	—	369	369	—	369

BALANCE, December 31, 2017	221,041	(356)	220,685	4,596	225,281

Net income	9,886	—	9,886	3,857	13,743
Distributions to noncontrolling interest	—	—	—	(4,867)	(4,867)
Net distributions to Parent and its affiliates	(361,447)	—	(361,447)	—	(361,447)
Foreign currency translation adjustment	—	(293)	(293)	—	(293)

BALANCE, December 31, 2018	$(130,520)	$(649)	$(131,169)	$3,586	$(127,583)

The accompanying notes are an integral part of the combined financial statements.

OSW Predecessor

Combined Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,743	$33,226	$18,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,055	9,829	12,884
Amortization of deferred financing costs	1,243	—	—
Provision for doubtful accounts	18	18	18
Allocation of Parent corporate overhead	11,731	11,666	11,250
Deferred income taxes	(1)	3,350	(472)

Changes in:
Accounts receivable	(2,107)	(2,446)	(1,178)
Inventories	(6,966)	8,163	(2,969)
Prepaid expenses	(1,798)	(160)	(364)
Other current assets	(340)	100	(57)
Note receivable due from affiliate of Parent	(238)	(408)	(340)
Other non-current assets	652	(5,354)	(936)
Accounts payable	1,730	2,435	(639)
Accounts payable – related parties	(3,650)	9,260	33,059
Accrued expenses	7,698	(718)	2,138
Other current liabilities	499	(135)	(68)
Income taxes payable	(84)	1,063	2,449
Income tax contingency	—	—	3,500
Deferred rent	202	229	212

Net cash provided by operating activities	32,387	70,118	76,651

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,983)	(2,683)	(3,081)
Note receivable due from affiliate of Parent	—	—	(5,446)

Net cash used in investing activities	(4,983)	(2,683)	(8,527)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net distributions to Parent and its affiliates	(15,690)	(60,893)	(70,348)
Distributions to noncontrolling interest	(4,867)	(4,606)	(1,159)

Net cash used in financing activities	(20,557)	(65,499)	(71,507)

Effect of exchange rate changes on cash	(216)	124	(480)

Net increase (decrease) in cash and cash equivalents	6,631	2,060	(3,863)
Cash and cash equivalents, Beginning of period	8,671	6,611	10,474

Cash and cash equivalents, End of period	$15,302	$8,671	$6,611

The accompanying notes are an integral part of the combined financial statements.

OSW Predecessor

Combined Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2018	2017	2016
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$1,038	$364	$139

Interest	$30,344	$—	$—

Non-cash transactions:
Vendor-financed purchase of fixed assets	$306	$—	$—

Fixed assets transferred from Parent	$125	$—	$—

Allocation of Parent corporate overhead	$11,731	$11,666	$11,250

Assignment and assumption of Parent long-term debt	$351,197	$—	$—

Note receivable from affiliate of Parent forgiven by Parent	$6,841	$—	$—

Write-off of income tax payable for separate return method	$1,174	$1,033	$1,943

Accounts payable – related parties forgiven by Parent	$—	$—	$32,987

The accompanying notes are an integral part of the combined financial statements.

OSW PREDECESSOR

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2018

1.	Organization

OSW Predecessor (the “Company”) is comprised of the net assets and operations of (i) the following wholly-owned subsidiaries of Steiner Leisure Limited (“Steiner Leisure” or “Parent”): OneSpaWorld LLC, Steiner Spa Asia Limited, Steiner Spa Limited, and Steiner Marks Limited, (ii) the following respective indirect subsidiaries of Steiner Leisure: Mandara PSLV, LLC, Mandara Spa (Hawaii), LLC, Florida Luxury Spa Group, LLC, Steiner Transocean U.S., Inc., Steiner Spa Resorts (Nevada), Inc., Steiner Spa Resorts (Connecticut), Inc., Steiner Resort Spas (California), Inc., Steiner Resort Spas (North Carolina), Inc., OSW SoHo LLC, OSW Distribution LLC, Steiner Training Limited, STO Italy S.r.l., One Spa World LLC, Mandara Spa Services LLC, OneSpaWorld Limited, OneSpaWorld (Bahamas) Limited (formerly known as Steiner Transocean Limited), OneSpaWorld Medispa LLC, OneSpaWorld Medispa Limited, OneSpaWorld Medispa (Bahamas) Limited, Mandara Spa (Cruise I), LLC, Mandara Spa (Cruise II), LLC, Steiner Transocean (II) Limited, The Onboard Spa by Steiner (Shanghai) Co., Ltd., Mandara Spa LLC, Mandara Spa Puerto Rico, Inc., Mandara Spa (Guam), L.L.C., Mandara Spa (Bahamas) Limited, Mandara Spa Aruba N.V., Mandara Spa Polynesia Sarl, Mandara Spa (Saipan), Inc., Mandara Spa Asia Limited, PT Mandara Spa Indonesia, Spa Services Asia Limited, Mandara Spa Palau, Mandara Spa (Malaysia) Sdn. Bhd., Mandara Spa Ventures International Sdn. Bhd., Spa Partners (South Asia) Limited, Mandara Spa (Maldives) PVT LTD, and Mandara Spa (Fiji) Limited, (iii) Medispa Limited, a majority-owned subsidiary of Steiner Leisure, and (iv) the timetospa website owned by Elemis USA, Inc. (formerly known as Steiner Beauty Products, Inc.).

The Company is a global provider and innovator in the fields of beauty and wellness. In facilities on cruise ships and in land-based spas, the Company strives to create a relaxing and therapeutic environment where guests can receive beauty and body treatments of the highest quality. The Company’s services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, and medi-spa treatments. The Company also sells premium quality beauty products at its facilities and through its timetospa.com website. The predominant business, based on revenues, is sales of products and services on cruise ships and at land-based spas, followed by sales of products through the timetospa.com website.

On March 19, 2019, OneSpaWorld Holdings Limited (“OSWHL”) consummated the business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of November 1, 2018 (as amended on January 7, 2019, by Amendment No. 1 to Business Combination Agreement), by and among Steiner Leisure, Steiner U.S. Holdings, Inc., Nemo (UK) Holdco, Ltd., Steiner UK Limited, Steiner Management Services LLC, Haymaker Acquisition Corp (“Haymaker”), OSWHL, Dory US Merger Sub, LLC, Dory Acquisition Sub, Limited, Dory Intermediate LLC, and Dory Acquisition Sub, Inc.. Prior to the consummation of the Business Combination OSWHL was a wholly-owned subsidiary of Steiner Leisure. At the closing of the Business Combination, OSWHL became the ultimate parent company of Haymaker and the Company.

2.	Summary of Significant Accounting Policies

a)	Principles of Combination and Basis of Presentation

The Company’s combined financial statements include the accounts of the wholly-owned and indirect subsidiaries of the Parent listed in Note 1 and include the accounts of a company partially owned by OneSpaWorld Medispa (Bahamas) Limited, in which OneSpaWorld (Bahamas) Limited (100% owner of OneSpaWorld Medispa (Bahamas) Limited) has a controlling interest. Refer to Note 6 for more information on the noncontrolling interest. The combined financial statements also include the accounts and results of operations associated with the timetospa.com website owned by Elemis USA, Inc. The Company’s combined financial statements do not represent the financial position and results of operations of a legal entity but rather a combination of entities under common control of the Parent that have been “carved out” of the Parent’s consolidated financial statements and reflect significant assumptions and allocations. All significant intercompany transactions and balances have been eliminated in combination.

The accompanying combined financial statements and the notes to the combined financial statements may not be indicative of what they would have been had the Company actually been a separate stand-alone entity, nor are they necessarily indicative of the Company’s future results of operations, financial position and cash flows.

The accompanying combined financial statements include the assets, liabilities, revenues and expenses specifically related to the Company’s operations. The Company receives services and support from various functions performed by the Parent and costs associated with these functions have been allocated to the Company. These allocations are necessary to reflect all of the costs of doing business and include costs related to certain Parent corporate functions, including, but not limited to, senior management, legal, human resources, finance, IT and other shared services that have been allocated to the Company based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis determined by an estimate of the percentage of time Parent employees devoted to the Company, as compared to total time available or by the headcount of employees at the Parent’s corporate headquarters that are fully dedicated to the Company’s entities in relation to the total employee headcount. These allocated costs are reflected in salary and payroll taxes and administrative expenses in the combined statements of income. Management considers these allocations to be a reasonable reflection of the utilization of services by or benefit provided to the Company. However, the allocations may not be indicative of the actual expenses that would have been incurred had the Company operated as an independent, stand-alone entity.

Parent equity (deficit) represents the Parent controlling interest in the recorded net assets of the Company, specifically, the cumulative net investment by the Parent in the Company and cumulative operating results through the date presented. The net effect of the settlement of transactions between the Company, the Parent, and other affiliates of the Parent are reflected in the combined statements of equity (deficit) as net distributions to Parent and its affiliates, in the combined statements of cash flows as a financing activity, and in the combined balance sheets as net Parent investment.

Cash is managed centrally through bank accounts controlled and maintained by the Parent and its affiliates.

Transfers of cash to and from the Parent’s and its affiliates are reflected in net Parent investment in the combined balance sheets. Cash balances legally owned by the Company are included in the combined balance sheets. The Company has historically funded its operations with cash flow from operations, except with respect to certain expenses and operating costs that had been paid by the Parent on behalf of the Company, and, when needed, with borrowings under its credit facility. The Parent has paid on behalf of the Company expenses associated with the allocation of Parent corporate overhead and costs associated with the purchase of products from related parties and forgiven by Parent. Historical operating cash flows exclude the Company’s expenses and operating costs paid by the Parent on behalf of the Company. Consequently, the Company’s combined historical cash flows may not be indicative of cash flows had the Company actually been a separate stand-alone entity or future cash flows of the Company.

For the year ended December 31, 2018, the Company was assigned and assumed long-term debt of the Parent. Refer to Note 5 for more information on long-term debt.

Management believes the assumptions and allocations underlying the accompanying combined financial statements and notes to the combined financial statements are reasonable, appropriate and consistently applied for the periods presented. Management believes the accompanying combined financial statements reflect all costs of doing business.

The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”).

b)	Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash and cash equivalents with reputable major financial institutions. Deposits with these banks exceed the Federal Deposit Insurance Corporation insurance limits or similar limits in foreign jurisdictions. While the Company monitors daily the cash balances in its operating accounts and adjusts the balances as appropriate, these balances could be impacted if one or more of the financial institutions with which the Company deposits funds fails or is subject to other adverse conditions in the financial or credit markets. To date, the Company has experienced no loss or lack of access to invested cash or cash equivalents; however, it can provide no assurance that access to invested cash and cash equivalents will not be impacted by adverse conditions in the financial and credit markets.

c)	Revenue Recognition

The Company recognizes revenues earned as services are provided and as products are sold. All taxable revenue transactions are presented on a net-of-tax basis. Revenue from gift certificate sales is recognized upon gift certificate redemption and upon recognition of “breakage” (non-redemption of a gift certificate after a specified period of time). The Company does not charge administrative fees on unused gift cards, and the Company’s gift cards do not have an expiration date. Based on historical redemption rates, a relatively stable percentage of gift certificates will never be redeemed. The Company uses the redemption recognition method for recognizing breakage related to certain gift certificates for which it has sufficient historical information. Under the redemption recognition method, revenue is recorded in proportion to, and over the time period gift cards are actually redeemed. Breakage is recognized only if the Company determines that it does not have a legal obligation to remit the value of unredeemed gift certificates to government agencies under the unclaimed property laws in the relevant jurisdictions. The Company determines the gift certificate breakage rate based upon historical redemption patterns. At least three years of historical data, which is updated annually, is used to estimate redemption patterns.

d)	Cost of Revenues

Cost of services consists primarily of the cost of product consumed in the rendering of a service, an allocable portion of wages paid to shipboard employees, an allocable portion of payments to cruise lines (which are derived as a percentage of service revenues or a minimum annual rent or a combination of both), an allocable portion of staff-related shipboard expenses, costs related to recruitment and training of shipboard employees, wages paid directly to destination resort employees, payments to destination resort venue owners, and health and wellness facility depreciation.

Cost of products consists primarily of the cost of products sold through the Company’s various methods of distribution, an allocable portion of wages paid to shipboard employees, an allocable portion of payments to cruise lines (which are derived as a percentage of product revenues or a minimum annual rent or a combination of both), and an allocable portion of staff-related shipboard expenses.

e)	Inventories

Inventories, consisting principally of beauty products, are stated at the lower of cost, as determined on a first-in, first-out basis, or market. All inventory balances are comprised of finished goods used in beauty and health and wellness services or held for resale. The majority of inventory is purchased from related parties. Refer to Note 10 for more information on transactions with related parties.

f)	Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs, which do not add to the value of the related assets or materially extend their original lives, are expensed as incurred. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized in a straight-line basis over the shorter of the terms of the respective leases and the estimated useful lives of the respective assets.

g)	Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate, based on estimated future cash flows, that the carrying amount of these assets may not be fully recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset (asset group) to future undiscounted cash flows expected to be generated by the asset (asset group). An asset group is the lowest level of assets and liabilities for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. When estimating future cash flows, the Company considers:

•	only the future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset group;

•	potential events and changes in circumstance affecting key estimates and assumptions; and

•	the existing service potential of the asset (asset group) at the date tested.

If an asset (asset group) is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset (asset group) exceeds its fair value. When determining the fair value of the asset (asset group), the Company considers the highest and best use of the assets from a market-participant perspective. The fair value measurement is generally determined through the use of independent third-party appraisals or an expected present value technique, both of which may include a discounted cash flow approach, which reflects assumptions of what market participants would utilize to price the asset (asset group).

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Assets to be abandoned, or from which no further benefit is expected, are written down to zero at the time that the determination is made, and the assets are removed entirely from service.

h)	Shipping and Handling

Shipping and handling costs associated with inbound freight are capitalized to inventories and relieved through cost of sales as inventories are sold. Shipping and handling costs associated with the delivery of products are included in administrative expenses. The shipping and handling costs included in administrative expenses in the accompanying combined statements of income for the years ended December 31, 2018, 2017 and 2016 were $0.4 million, $0.5 million and $0.8 million, respectively.

i)	Advertising

Substantially, all of the Company’s advertising costs are charged to expense as incurred, except costs that result in tangible assets, such as brochures, which are recorded as prepaid expenses and charged to expense as consumed. Advertising expenses included in cost of revenues and operating expenses in the accompanying combined statements of income for the years ended December 31, 2018, 2017 and 2016 were $3.7 million, $2.9 million and $2.6 million, respectively. Advertising costs included in prepaid expenses in the accompanying combined balance sheets as of December 31, 2018 and 2017 were $0.8 million and $0.6 million, respectively.

j)	Income Taxes

The Company’s United States (“U.S.”) entities, other than those that are domiciled in U.S. territories, file their U.S. tax return as part of a consolidated tax filing group, while the Company’s entities that are domiciled in U.S. territories file specific returns. In addition, the Company’s foreign entities file income tax returns in their respective countries of incorporation, where required. For the purposes of these financial statements, the Company is accounting for income taxes under the separate return method of accounting. This method requires the allocation of current and deferred taxes to the Company as if it were a separate taxpayer. Under this method, the resulting portion of current income taxes payable that is not actually owed to the tax authorities is written-off through equity. Accordingly, income taxes payable in the combined balance sheets, as of December 31, 2018 and 2017 reflects current income tax amounts actually owed to the tax authorities, as of those dates, as well as the accrual for uncertain tax positions. The write-off of current income taxes payable not actually owed to the tax authorities is included in net Parent investment in the accompanying combined balance sheets as of December 31, 2018 and 2017. Deferred income taxes are recognized based upon the tax consequences of “temporary differences” by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred income tax provisions and benefits are based on the changes to the asset or liability from period to period. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax assets will not be realized. The majority of the Company’s income is generated outside of the U.S.

The Company believes a large percentage of its shipboard service’s income is foreign-source income, not effectively connected to a business it conducts in the U.S. and, therefore, not subject to U.S. income taxation.

The Company recognizes interest and penalties within the provision for income taxes in the combined statements of income. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued, therefore, will be reduced and reflected as a reduction of the overall income tax provision.

The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount of benefit, determined on a cumulative probability basis, which is more than 50% likely of being realized upon ultimate settlement.

k)	Foreign Currency Transactions

For currency exchange rate purposes, assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange in effect at the balance sheet date. Equity and other items are translated at historical rates, and income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments are reflected in the accumulated other comprehensive loss caption of the Company’s combined balance sheets. Foreign currency gains and losses resulting from transactions, including intercompany transactions, are included in results of operations. The transaction gains (losses) included in the administrative expenses caption of the combined statements of income for the years ended December 31, 2018, 2017 and 2016 were ($0.4) million, $0.7 million and ($0.2) million, respectively.

l)	Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Additionally, the inputs used to measure fair value are prioritized based on a three-level hierarchy.

The three levels of inputs used to measure fair value are as follows:

•	Level 1 - Value is based on quoted prices in active markets for identical assets and liabilities.

•

Level 2 - Value is based on observable inputs other than quoted prices included in Level 1. This includes dealer and broker quotations, bid prices, quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3 - Value is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company has no assets or liabilities that are recorded at fair value on a recurring basis. The Company did not have any assets or liabilities measured at fair value on a nonrecurring basis during the years ended December 31, 2018, 2017 and 2016.

Cash and cash equivalents are reflected in the accompanying combined balances at cost, which approximated fair value, estimated using Level 1 inputs, as they are maintained with various high-quality financial institutions and having original maturities of three months or less. The carrying value of the note receivable due from affiliate of the Parent (see Note 10) approximates fair value through inputs inherent to the originating value of the loan, such as interest rate and ongoing credit risk (estimated using Level 3 inputs).

The fair value of outstanding long-term debt is estimated at $372.2 million at December 31, 2018 using a discounted cash flow analysis based on current market interest rates for debt issuances with similar remaining years-to-maturity and adjusted for credit risk, which represents a Level 3 measurement.

m)	Subsequent Events

The Company has evaluated all subsequent events for potential recognition and disclosure through March 25, 2019, the date the combined financial statements were available to be issued.

On March 1, 2019, the outstanding balance of the Company’s long-term debt was repaid by the Parent on behalf of the Company without the Parent making any cash contribution to the Company. The forgiveness of debt was accounted for by the Company as a financing transaction and a non-cash capital contribution and a non-cash reduction of debt.

n)	Goodwill

Goodwill represents the excess of cost over the fair value of identifiable net assets acquired. The impairment is the amount, if any, by which the implied fair value of goodwill and other indefinite-lived tangible assets are less than the carrying or book value. Annually, each October 1, the Company performs the required annual impairment test for each reporting unit.

The Company has two operating segments: (1) Maritime and (2) Destination Resorts. The Maritime and Destination Resorts operating segments each have associated goodwill, and each has been determined to be a reporting unit.

There was no impairment for the years ended December 31, 2018, 2017 and 2016.

o)	Intangible Assets

Intangible assets include the cost of a trade name, contracts with cruise lines and leases with hotels and resorts.

The Company amortizes intangible assets with definite lives on a straight-line basis over their estimated useful lives. Amortization expense related to intangible assets for each of the years ended December 31, 2018, 2017 and 2016 was $3.5 million. Amortization expense is estimated to be $3.5 million in each of the next five years beginning in 2019.

Contracts with cruise lines are generally renewed every five years. The Company has the intent and ability to renew such contracts over the estimated useful lives of the assets. Costs incurred to renew contracts are capitalized and amortized to cost of revenues and operating expenses over the term of the contract.

Lease agreements with hotels and resorts in which the Company operates are generally renewed every ten years. The Company had the intent and ability to renew such contracts.

At October 1, 2018 and 2017, the Company performed the required annual impairment test for the intangible asset with an indefinite life and determined that there was no impairment.

The balance of other intangible assets is as follows (in thousands):

	December 31,
	2018	2017
Intangible assets with indefinite lives (trade-name)	$5,000	$5,000
Intangible assets with definite lives, net	126,517	130,038

Total intangibles assets, net	$131,517	$135,038

At December 31, 2018, the cost, accumulated amortization, and net balance of the definite-lived intangible assets were as follows (in thousands):

	Cost	Accumulated Amortization	Net Balance	Weighted Average Remaining Useful Life (Yrs.)
Contracts	$130,000	$(10,210)	$119,790	36
Lease agreements	7,300	(573)	6,727	36

	$137,300	$(10,783)	$126,517

At December 31, 2017, the cost, accumulated amortization, and net balance of the definite-lived intangible assets were as follows (in thousands):

	Cost	Accumulated Amortization	Net	Weighted Average Remaining Useful Life (Yrs.)
Contracts	$130,000	$(6,877)	$123,123	37
Lease agreements	7,300	(385)	6,915	37

	$137,300	$(7,262)	$130,038

p)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates. Significant estimates include the assessment of the recovery of long-lived assets, goodwill, and other intangible assets; the determination of deferred income taxes, including valuation allowances; the useful lives of definite-lived intangible assets and property and equipment; and allocations of Parent costs.

q)	Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company maintains cash and cash equivalents with high quality financial institutions. As of December 31, 2018, and 2017, the Company had three cruise companies that represented greater than 10% of accounts receivable. The Company does not normally require collateral or other security to support normal credit sales. The Company controls credit risk through credit approvals, credit limits, and monitoring procedures.

Accounts receivable are stated at amounts due from customers, net of an allowance for doubtful accounts. The Company records an allowance for doubtful accounts with respect to accounts receivable using historical collection experience, and generally, an account receivable balance is written off once it is determined to be uncollectible. The Company reviews the historical collection experience and considers other facts and circumstances and adjusts the calculation to record an allowance for doubtful accounts as appropriate. If the Company’s current collection trends were to differ significantly from historic collection experience, the Company would make a corresponding adjustment to the allowance. The allowance for doubtful accounts was $0.5 million as of December 31, 2018 and 2017. Bad debt expense is included within administrative operating expenses in the accompanying combined statements of income and is not significant for the years ended December 31, 2018, 2017 and 2016.

r)	Recent Accounting Pronouncements

With the exception of those discussed below, there have been no recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2018 that are of significance, or potential significance, to the Company based on its current operations. The following summary of recent accounting pronouncements is not intended to be an exhaustive description of the respective pronouncement.

In May 2014, the FASB issued ASU 2014-09. The core principle of the guidance in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance in this ASU supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry specific guidance throughout the Industry Topics of the ASC. Additionally, ASU 2014-09 supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts.

In periods subsequent to the initial issuance of this ASU, the FASB has issued additional ASU’s clarifying items within Topic 606, as follows:

•

In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations” (“ASU 2016-08”). The amendments in ASU 2016-08 serve to clarify the implementation guidance on principal versus agent considerations.

•

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” (“ASU 2016-10”). The purpose of ASU 2016-10 is to clarify two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance (while retaining the related principles for those areas).

•

In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2016-12”). The purpose of ASU 2016-12 is to address certain issues identified to improve Topic 606 by enhancing guidance on assessing collectability, presentation of sales taxes and other similar taxes collected from customers, non-cash consideration and completed contracts and contract modifications at transition.

The FASB issued updates ASU 2016-08, ASU 2016-10 and ASU 2016-12 to provide guidance to improve the operability and understandability of the implementation guidance included in ASU 2014-09. ASU 2016-08, ASU 2016-10 and ASU 2016-12 have the same effective date and transition requirements of ASU 2015-14, which defers the effective date and transition of ASU 2014-09 annual reporting periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019, with early adoption permitted. The Company plans to adopt this standard, other related revenue standard clarifications and technical guidance effective for the annual period ending December 31, 2019 and quarterly periods beginning January 1, 2020. The Company has elected the modified retrospective transition approach. Under this method, the standard will be applied only to the most current period presented and the cumulative effect of applying the standard will be recognized at the date of initial application. The Company is progressing through its implementation plan and is continuing to evaluate the impact of the standard on its processes, accounting systems, controls and financial disclosures. The Company is not able to determine at this time if the adoption of this guidance will have a material impact on the Company’s combined financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” (“ASU 2016-02”) to increase transparency and comparability among organizations by recognizing rights and obligations resulting from leases as lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The update requires lessees to recognize for all leases with a term of 12 months or more at the commencement date: (a) a lease liability or a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset or a lessee’s right to use or control the use of a specified asset for the lease term. Under the update, lessor accounting remains largely unchanged. The update requires a modified retrospective transition approach for leases existing at or entered into after the beginning of the earliest comparative period presented in the financial statements and do not require any transition accounting for leases that expire before the earliest comparative period presented. The update is effective retrospectively for annual periods beginning after December 15, 2019, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company is not able to determine at this time if the adoption of this guidance will have a material impact on the Company’s combined financial statements.

In March 2016, the FASB issued ASU 2016-04, “Recognition of Breakage for Certain Prepaid Stored-Value Products (a consensus of the FASB Emerging Issues Task Force).” ASU 2016-04 requires entities that sell certain prepaid stored-value products redeemable for goods, services or cash at third-party merchants to derecognize liabilities related to those products for breakage (i.e., the value that is ultimately not redeemed by the consumer). This guidance is effective for annual periods beginning after December 15, 2018. Early adoption is permitted. Entities can use either a full retrospective approach, meaning they would apply the guidance to all periods presented, or a modified retrospective approach, meaning they would apply it only to the most current period presented with a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the methods and impact of adopting this new guidance on its combined financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326).” This ASU amends the Board’s guidance on the impairment of financial instruments. The ASU adds to GAAP an impairment model (known as the current expected credit losses model) that is based on an expected losses model rather than an incurred losses model. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The ASU is also intended to reduce the complexity of GAAP by decreasing the number of impairment models that entities use to account for debt instruments. The update is effective for fiscal years beginning after December 15, 2020. The Company is currently assessing the future impact the adoption of this guidance will have on its combined financial statements.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” This ASU addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows under existing guidance. The update is effective for annual periods beginning after December 15, 2018. The amendments should be applied using a retrospective transition method to each period presented. The Company does not anticipate the adoption of this guidance will have a material impact on its combined financial statements.

In October 2016, the FASB issued ASU 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory:” (“ASU 2016-16”) This ASU was issued as part of the Board’s initiative to reduce complexity in accounting standards. This ASU eliminates an exception in ASC 740, which prohibits the immediate recognition of income tax consequences of intra-entity asset transfers other than inventory. Under ASU 2016-16, entities will be required to recognize the immediate current and deferred income tax effects of intra-entity asset transfers, which often involve a subsidiary of a company transferring intellectual property to another subsidiary. The new guidance will be effective for annual periods beginning after December 15, 2018. This ASU’s amendments should be applied on a modified retrospective basis, recognizing the effects in retained earnings as of the beginning of the year of adoption. The Company does not anticipate the adoption of this guidance will have a material impact on its combined financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash.” This ASU requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The update is effective for annual periods beginning after December 15, 2018. The Company does not anticipate the adoption of this guidance will have a material impact on its combined financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business.” This ASU assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses by clarifying the definition of a business. The definition of a business affects many areas of accounting including acquisition, disposals, goodwill and consolidation. The update is effective for annual periods beginning after December 31, 2018. The amendments in this update should be applied prospectively on or after the effective date. The Company does not anticipate the adoption of this guidance will have a material impact on the Company’s combined financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”). This ASU simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Previously, in computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Instead, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to the reporting unit. The new guidance is effective for an entity’s annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently assessing the future impact the adoption of this guidance will have on its combined financial statements.

3.	Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	Useful Life	December 31,
	In Years	2018	2017
Furniture and fixtures	5 – 7	$4,735	$3,991
Computers and equipment	3 – 8	7,127	5,404
Leasehold improvements	Term of lease	24,665	21,890

		36,527	31,285
Less: Accumulated depreciation and amortization		(20,288)	(13,913)

		$16,239	$17,372

Depreciation and amortization expense for the years ended December 31, 2018, 2017 and 2016 were $6.5 million, $6.3 million and $7.5 million, respectively.

4.	Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2018	2017
Operative commissions	$4,663	$4,607
Minimum cruise line commissions	5,648	4,230
Payroll and bonuses	5,037	2,768
Interest	2,513	—
Other	9,350	7,908

	$27,211	$19,513

5.	Long-term Debt

On January 11, 2018, the Company entered into an assignment and assumption of third-party debt (the “Term Credit Agreement”) of $356.2 million from the Parent with a maturity date on December 9, 2021. Long-term debt is presented net of related unamortized deferred financing costs of $3.7 million on the combined balance sheet as of December 31, 2018. The Company amortizes debt issuance costs as interest expense over the term of the related debt using the effective interest method in the accompanying combined statements of income. Interest costs incurred were $34.1 million, inclusive of amortization of deferred financing costs of $1.3 million, for the year ended December 31, 2018. In connection with the Term Credit Agreement, the Company entered into pledge and security agreements with the applicable lenders as collateral agent, pledging substantially all of its assets as collateral.

The Company can elect to apply a base rate or LIBOR rate of interest on the Term Credit Agreement. Interest shall be paid, with respect to any base rate loan, the first day of each month and with respect to any LIBOR rate loan, on the last day of each interest period with respect thereto and for any LIBOR rate loan with an interest period of three months, at the end of each three-month period during such interest period.

The Term Credit Agreement contains customary affirmative, negative and financial covenants, including limitations on dividends and funded debt. The Company is in compliance with these covenants.

As of December 31, 2018, the interest rate on the Term Credit Agreement was based on (at the Parent’s election) either LIBOR plus a predetermined margin that ranged from 7.00% to 7.50%, or the base rate as defined in the Term Credit Agreement plus a predetermined margin that ranged from 6.00% to 6.50%, in each case based on the Parent’s consolidated total leverage ratio. As of December 31, 2018, the Parent elected the LIBOR rate and the applicable margin was 7.25% per annum.

6.	Noncontrolling Interest

The Company has a 60% controlling interest and a third party has a 40% noncontrolling interest of Medispa Limited, a Bahamian entity that is a subsidiary of the Company. The operations of MediSpa Limited relate to the delivery of non-invasive aesthetic services, provision of related services, and the sale of related products onboard passenger cruise ships and at hotel and resort spas outside the tax jurisdiction of the U.S. As of December 31, 2018 and 2017, the noncontrolling interest was $3.6 million and $4.6 million, respectively.

7.	Income Taxes

Income before provision for income taxes consists of (in thousands):

	Year Ended December 31,
	2018	2017	2016
U.S.	$2,871	$3,047	$2,967
Foreign	11,960	35,442	20,812

	$14,831	$38,489	$23,779

The provision for income taxes consist of the following (in thousands):

	Year Ended December 31,
	2018	2017	2016
U.S. Federal	$461	$3,919	$1,161
U.S. State	159	267	309
Foreign	468	1,077	4,145

	$1,088	$5,263	$5,615

Current	$1,089	$1,913	$6,087
Deferred	(1)	3,350	(472)

	$1,088	$5,263	$5,615

A reconciliation of the difference between the expected (benefit) provision for income taxes using the U.S. federal tax rate and our actual provision is as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Provision using statutory
U.S. federal tax rate	$3,114	$13,471	$8,323
Foreign rate differential	(1,730)	(11,222)	(6,449)
Rate change on deferred	—	2,652	—
State taxes	126	277	286
Non-taxable income	(439)	(396)	(220)
Permanent differences	141	71	178
Uncertain tax position	(68)	487	3,500
Other	(56)	(77)	(3)

Total	$1,088	$5,263	$5,615

The difference between the expected provision for income taxes using the 21% U.S. federal income tax rate for 2018 and a 35% U.S. federal income tax rate for 2017 and 2016, and the Company’s actual provision is primarily attributable to foreign rate differential including income earned in jurisdictions not subject to income taxes, and, for the year ended December 31, 2017, the effect of the change in the U.S. corporate income tax rate on the Company’s net U.S. deferred tax assets.

A reconciliation of the beginning and ending amounts of uncertain tax positions, excluding interest and penalties, is as follows (in thousands):

	December 31,
	2018	2017	2016
Beginning balance	$1,781	$1,559	$—
Gross (decreases) increases – prior period tax position	(84)	222	1,559

Ending balance	$1,697	$1,781	$1,559

As of December 31, 2018, 2017 and 2016, the Company accrued $3.9 million, $4.0 million and $3.5 million, respectively, for uncertain tax positions, including interest and penalties that, if recognized, would affect the effective income tax rate.

The Company classifies interest and penalties on uncertain tax positions as a component of provision for income taxes in the combined statements of income. Accrued interest and penalties related to uncertain tax positions are $2.2 million as of December 31, 2018 and 2017 and are included in income tax contingency in the accompanying combined balance sheets. Deferred income taxes consist of the following (in thousands):

	December 31,
	2018	2017
Deferred income tax assets:
Unicap and inventory reserves	$41	$26
Allowance for doubtful accounts	8	8
Depreciation and amortization	3,731	4,095
Other reserves and accruals	277	224
Gift certificates	208	108

Total deferred income tax assets	4,265	4,461
Deferred income tax liabilities:
Unrealized foreign exchange	—	(197)

Net deferred income tax assets	$4,265	$4,264

Certain U.S. entities of the Company have available net U.S. federal operating loss carry forwards (“NOLs”) as a result of the fact that the Parent’s U.S. consolidated tax filing group, which includes the Company’s U.S. entities, has historically generated taxable losses. However, no deferred tax assets were recorded related to NOLs based on the separate return method of accounting. Approximately $17.5 million of the estimated $18.2 million of total NOLs is subject to Section 382 limitation. Under U.S. tax law, NOLs generated during tax years ending on or before December 31, 2017 can be carried back for two taxable years and carried forward for 20 taxable years, while NOLs generated during tax years after December 31, 2017 cannot be carried back and can be carried forward indefinitely. The Company’s NOLs will begin to expire in 2022 and subsequent years.

As the Company accounts for income taxes under the separate return method, the combined statements of equity for the years ended December 31, 2018, 2017 and 2016 include $1.2 million, $1.0 million and $1.9 million, respectively, of current income taxes payable that were included in net Parent investment, as such income taxes are not actually owed to the tax authorities. The Company is subject to routine audits by U.S. federal, state, local, and foreign tax authorities. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. The tax years 2014-2018 remain subject to examination by taxing authorities throughout the world in major jurisdictions, such as the U.S. and Italy.

In November 2016, the Company was notified by a foreign tax authority of a disagreement over how the withholding tax exemption was applied on dividend distributions. On February 17, 2017, the Company received a formal assessment related to this matter. The Company is disputing the assessment and believes that adequate accrual has been established for this matter. The Company has included $(0.1) million and $0.5 million of unrecognized tax benefit in the provision for income taxes for the years ended December 31, 2018 and 2017, respectively, which comprises the impact of foreign exchange movements on the income tax contingency accrual.

U.S. Tax Reform

On December 22, 2017, the U.S. enacted significant changes to tax law following the passage and signing of The Tax Cuts and Jobs Act (“TCJA”). The Company has completed the analysis of the tax accounting implications of the TCJA during the year ended December 31, 2018 in accordance with the terms of SEC Staff Bulletin 118. The Company did not record any adjustments in the year ended December 31, 2018 to provisional amounts that were material to its combined financial statements.

8.	Commitment and Contingencies

Cruise Line Agreements

A large portion of the Company’s revenues are generated on cruise ships. The Company has entered into agreements of varying terms with the cruise lines under which services and products are paid for by cruise passengers. These agreements provide for the Company to pay the cruise line commissions for use of their shipboard facilities, as well as fees for staff shipboard meals and accommodations. These commissions are based on a percentage of revenue, a minimum annual amount, or a combination of both. Some of the minimum commissions are calculated as a flat dollar amount while others are based upon minimum passenger per diems for passengers actually embarked on each cruise of the respective vessel. Staff shipboard meals and accommodations are charged by the cruise lines on a per staff per day basis. The Company recognizes all expenses related to cruise line commissions, minimum guarantees, and staff shipboard meals and accommodations, generally, as they are incurred and includes such expenses in cost of revenues and operating expenses in the accompanying combined statements of income. For cruises in process at period end, an accrual is made to record such expenses in a manner that approximates a pro-rata basis. In addition, staff-related expenses such as shipboard employee commissions are recognized in the same manner.

Pursuant to agreements that provide for minimum commissions, the Company guaranteed the following amounts as of December 31, 2018 (in thousands):

Year	Amount
2019	$122,677
2020	8,000
2021	—

$130,677

Revenues from passengers of each of the following cruise line companies accounted for more than ten percent of the Company’s total revenues in 2018, 2017, and 2016, respectively: Carnival (including Carnival, Carnival Australia, Costa, Cunard, Holland America, P&O, Princess and Seabourn cruise lines): 48.5%, 48.6% and 48.1%, and Royal Caribbean (including Royal Caribbean, Pullmantur, Celebrity and Azamara cruise lines): 21.0%, 20.8% and 20.2%, and Norwegian Cruise Line 13.8%, 13.0% and 13.2%.

Operating Leases

The Company leases office and warehouse space, as well as office equipment and automobiles, under operating leases. The Company also makes certain payments to the owners of the venues where destination resort health and wellness centers are located. Destination resort health and wellness centers generally require rent based on a percentage of revenues. In addition, as part of the rental arrangements for some of the destination resort health and wellness centers, the Company is required to pay a minimum annual rental regardless of whether such amount would be required to be paid under the percentage rent arrangement. Substantially all of these arrangements include renewal options ranging from three to five years. Rental expense incurred under operating leases for the years ended December 31, 2018, 2017 and 2016 were $9.5 million, $8.8 million and $9.5 million, respectively. Minimum annual commitments under operating leases at December 31, 2018 are as follows (in thousands):

Year	Amount
2019	$3,443
2020	2,772
2021	2,569
2022	2,365
2023	2,032
Thereafter	10,263

$23,444

9.	Pledge and Security Agreements

In December 2015, in connection with credit facilities of the Parent, which provide for $650 million in borrowings and mature in 2020 and 2021, of which $356.2 million was assigned and assumed on January 11, 2018, as discussed in Note 5, the Company, along with other affiliates of the Parent, entered into pledge and security agreements with the applicable lender as collateral agent pledging substantially all of their assets as collateral.

10.	Transactions with Related Parties

The Company purchases beauty products from wholly-owned subsidiaries of the Parent for resale to its customers. In 2017, the Company entered into a supply agreement with a wholly-owned subsidiary of the Parent company, which established the prices at which beauty products will be purchased by the Company from the supplier for a term of ten years. This supply agreement was subsequently amended and restated in 2018. Purchases of beauty products from related parties and cost of revenues are as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Purchases	$25,491	$20,943	$35,390
Cost of revenues	$22,995	$28,903	$36,114

Inventories on hand related to these purchases and accounts payable owed to the supplier entities related to the purchases is as follows (in thousands):

	December 31,
	2018	2017
Inventory	$17,268	$14,772
Accounts payable – related parties	$6,553	$10,203

For the year ended December 31, 2016, $33.0 million of the then outstanding accounts payable to supplier entities related to these purchases were forgiven by the Parent. Such accounts payable – related parties forgiven by the Parent were considered contributions of capital from the Parent in the combined financial statements of the Company.

The Company entered into a loan agreement with a wholly-owned subsidiary of the Parent (the “Borrower”), for €5.0 million on February 25, 2016. The note receivable is due in full by January 3, 2021 and bears an annual interest rate of 7.50%. The note receivable is accounted for on an amortized cost basis, and interest is recognized using the effective interest rate method. On July 27, 2018, the Parent settled the outstanding principal amount and all accrued interest under this loan agreement. This note receivable from affiliate of Parent and related unpaid accrued interest forgiven by Parent totaling approximately $6.8 million were considered contributions of capital from the Parent in the combined financial statements of the Company. As of December 31, 2017, the outstanding balance of the note receivable from an affiliate of the Parent was €5.0 million, or $6.0 million. Interest income earned on the loan was $0.2 million, $0.3 million and $0.3 million for the years ended December 31, 2018, 2017 and 2016, respectively, which is included in the combined statements of income.

The Company receives services and support from various functions performed by the Parent. These expenses relate to allocations of Parent corporate overhead. Included in Salary and Payroll taxes in the combined statements of income for the years ended December 31, 2018, 2017 and 2016 were $9.1 million, $9.2 million and $8.5 million, respectively. Included in Administrative expenses in the combined statements of income the years ended December 31, 2018, 2017 and 2016 were $2.6 million, $2.5 million and $2.8 million, respectively.

11.	Profit Sharing Plans

Eligible employees participate in the Company’s profit sharing retirement plan and a profit sharing plan of the Parent, which are qualified under Section 401(k) of the Internal Revenue Code. With respect to the Parent’s profit sharing retirement plan, the Company’s Parent makes discretionary annual matching contributions in cash based on a percentage of eligible employee compensation deferrals. The contribution to the plans, included in Salary and Payroll taxes in the combined statements of income, for each of the the years ended December 31, 2018, 2017 and 2016 was $0.3 million.

12.	Segment and Geographic Information

The Company operates facilities on cruise ships and in destination resort health and wellness centers, which provide health and wellness services and sell beauty products onboard cruise ships and destination resort health and wellness centers. The Company’s Maritime and Destination Resorts operating segments are aggregated into a single reportable segment based upon similar economic characteristics, products, services, customers and delivery methods. Additionally, the Company’s operating segments represent components of the Company for which separate financial information is available that is utilized on a regular basis by the chief executive officer, who is the Company’s chief operating decision maker (CODM), in determining how to allocate the Company’s resources and evaluate performance.

The basis for determining the geographic information below is based on the countries in which the Company operates. The Company is not able to identify the country of origin for the customers to which revenues from cruise ship operations relate. Geographic information is as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Revenues:
U.S.	$27,166	$30,851	$33,278
Not connected to a country	491,244	455,782	421,489
Other	22,368	20,052	21,517

Total	$540,778	$506,685	$476,284

	December 31,
	2018	2017
Property and equipment, net:
U.S.	$6,838	$4,896
Not connected to a country	2,188	2,558
Other	7,213	9,918

Total	$16,239	$17,372